Exhibit 99.2

Cryoport, Inc. Prices Registered Direct Placement of Common Stock

NASHVILLE, TENNESSEE—(PR NEWSWIRE)—November 9, 2021—Cryoport, Inc. (Nasdaq: CYRX), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced the pricing of its registered direct placement of 3,072,038 shares of common stock, at a price of $81.10 per share, in a direct placement registered under the Securities Act of 1933, as amended. The issuance and sale of the common stock are scheduled to settle on November 12, 2021, subject to customary closing conditions.

Cryoport estimates that the net proceeds from the placement will be approximately $248.6 million, after deducting estimated offering expenses. Cryoport intends to use the net proceeds from the placement and a portion of the net proceeds from the offering of notes referred to below to repurchase approximately $100.7 million principal amount of its outstanding 3.00% Convertible Senior Notes due 2025 (the “2025 convertible notes”) in separate, privately negotiated repurchase transactions with a limited number of holders of the 2025 convertible notes for an aggregate repurchase price of approximately $351.1 million, which includes accrued and unpaid interest on the repurchased 2025 convertible notes. Cryoport intends to use the remainder of the net proceeds for general corporate purposes.

Holders of the 2025 convertible notes that participate in any of these repurchases may purchase or sell shares of Cryoport’s common stock in the open market to unwind any hedge positions they may have with respect to the 2025 convertible notes or to hedge their exposure in connection with these transactions. These activities may adversely affect the trading price of Cryoport's common stock and the notes being offered. Moreover, market activities by holders of the 2025 convertible notes may impact the initial conversion price of the notes being offered.

Jefferies LLC and SVB Leerink LLC are acting as joint placement agents for the placement.

The placement is being made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The placement will be made only by means of a prospectus supplement and an accompanying prospectus. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is available on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement, together with the accompanying prospectus, can be obtained by contacting: Cryoport, Inc. 112 Westwood Place, Suite 350, Brentwood, TN 37027, Attn: Chief Financial Officer or (949) 470-2300.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any common stock, nor will there be any sale of any common stock in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

In a separate press release, Cryoport also announced today the pricing of its previously announced private offering of $350,000,000 aggregate principal amount of 0.75% convertible senior notes due 2026 (the “notes”), plus up to an additional $52,500,000 aggregate principal amount of notes that the initial purchasers of the note offering have the option to purchase from Cryoport. The issuance and sale of the notes are scheduled to settle on November 12, 2021, subject to customary closing conditions. The completion of the placement of common stock is contingent on the completion of the offering of the notes, but the completion of the offering of notes is not contingent on the completion of the placement of common stock. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any notes or shares of common stock, if any, issuable upon conversion of the notes.

About Cryoport

Cryoport is redefining temperature-controlled supply chain support for the life sciences industry by continually broadening its platform of solutions and services, serving the Biopharma, Animal Health, and Reproductive Medicine markets. Through its family of companies, Cryoport Systems, MVE Biological Solutions, CRYOPDP and CRYOGENE, Cryoport provides strategic solutions that support the growing needs of these markets.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the placement and offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent Cryoport’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the placement and offering and risks relating to Cryoport’s business, including those described in periodic reports that Cryoport files from time to time with the SEC. Cryoport may not consummate the placement or offering described in this press release and, if the placement and offering are consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Cryoport does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Todd Fromer

KCSA Strategic Communication

Telephone: 1-212-896-1203

Email: tfromer@kcsa.com

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